SECURITIES AND EXCHANGE COMMISSION

                            FORM S-8

    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    EXCAL ENTERPRISES, INC.
     (Exact Name of registrant as specified in its charter)

         Delaware                        59-2855398
(State or other jurisdiction          (I.R.S. Employer
     of incorporation)                Identification No.)

     100 N. Tampa Street, Suite 3575, Tampa, Florida 33602
      (Address of principal executive offices) (zip code)

              NONQUALIFIED STOCK OPTIONS ISSUABLE
             PURSUANT TO VARIOUS AGREEMENTS BETWEEN
           EXCAL ENTERPRISES, INC. AND W. CAREY WEBB,
                  W. ARIS NEWTON AND JOHN L. CASKEY
                    (Full title of the Plan)

                         W. Carey Webb
             President and Chief Executive Officer
                    Excal Enterprises, Inc.
                100 N. Tampa Street, Suite 3575
                      Tampa, Florida 33602
            (Name and address of agent for service)

                         (813) 224-0228
 (Telephone number, including area code, of agent for service)

                            Copy to:

                         Linda Y. Kelso
                         Julia B. Davis
                        Foley & Lardner
                        200 Laura Street
                  Jacksonville, Florida  32202
                         (904) 359-2000

                Calculation of Registration Fee
---------------------------------------------------------------------
Title of each                   Proposed      Proposed
  class of                       maximum       maximum
 securities         Amount      offering      aggregate     Amount of
    to be            to be        price       offering    registration
 registered       registered   per share       price           fee
----------------  ----------   ---------   -------------  ------------
Common Stock        547,500     $5.75(2)   $3,148,125(2)     $928.70
$0.001 par value   shares(1)

      (1) Plus an indeterminate number of shares which may be issued as a result of anti-dilution provisions contained in the Plans.

      (2) Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the amounts shown are based on (i) 250,000 shares subject to outstanding options having an exercise price of $1.13 per share; (ii) 95,000 shares subject to outstanding options having an exercise price of $1.00 per share (iii) 20,000 shares subject to outstanding options having an exercise price of $4.6875 per share; and (iv) 182,500 shares reserved for future grants of reload options under outstanding option agreements, the registration fee for which has been calculated using $5.75 per share, the average of the closing bid and asked prices of the registrant's common stock in the over the counter market as reported by the National Quotation Bureau, Inc. on March 26, 1998.

                             PART I

        INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part
I  are  not required to be filed with the Securities and Exchange
Commission as part of this Form S-8 Registration Statement.

                            PART II

         INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

      The following documents filed by the registrant with the Securities and Exchange Commission are hereby incorporated herein by reference:

           (a) Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997.

          (b)  All other reports filed by the Company pursuant to
     Section  13(a)  or 15(d) of the Securities Exchange  Act  of
     1934 since June 30, 1997.

           (c) The description of the registrant's Common Stock, par value $0.001 per share set forth under the caption "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A (No. 0-17069) filed under the Securities Exchange Act of 1934; and

      All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock being offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold shall be deemed incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

     Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

     None.

Item 6.   Indemnification of Directors and Officers.

      The Delaware General Corporation Law (the "Delaware Act") and the registrant's Amended and Restated Certificate of Incorporation permit the registrant to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of the service in such capacity if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

      The  registrant has entered into indemnification agreements with  certain  of  its current or former executive  officers  and
directors    providing   for   indemnification   under    certain
circumstances.

      The registrant has a standard policy of directors' and officers liability insurance covering directors and officers of the corporation with respect to liabilities incurred as a result of their service in such capacities.

Item 7.   Exemption from Registration Claimed.

     Not Applicable.

Item 8.   Exhibits.

          4A. Employment Agreement between the registrant and W. Carey Webb dated August 15, 1994 (Filed as Exhibit 10(u) to the registrant's Form 10-KSB for the fiscal year ended June 30, 1994 and incorporated herein by reference)

          4B. First Amendment to Employment Agreement between the registrant and Carey Webb dated April 3, 1996 (Filed as Exhibit 10.6 to the registrant's Form 10-KSB for the year ended June 30, 1996 and incorporated herein by reference)

          4C.   Nonqualified Stock Option Agreement  between  the
          registrant and Carey Webb dated February 18, 1998

          4D.   Nonqualified Stock Option Agreement  between  the
          registrant and Aris Newton dated February 18, 1998

          4E.   Nonqualified Stock Option Agreement  between  the
          registrant and John L. Caskey dated February 18, 1998

          4F.   Nonqualified Stock Option Agreement  between  the
          registrant and Aris Newton dated February 18, 1998

          4G.   Nonqualified Stock Option Agreement  between  the
          registrant and John L. Caskey dated February 18, 1998

          5. Opinion of Foley & Lardner as to the legality of the securities to be issued

          23A. Consent of Foley & Lardner (included in Opinion filed as Exhibit 5)

  23B.    Consent of Pender Newkirk & Company

    24. Power of Attorney (included on signature page of this registration statement)

Item 9.   Undertakings

The undersigned hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Articles of Incorporation or Bylaws of the registrant or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on March 16, 1998.


                              EXCAL ENTERPRISES, INC.


                              By   /s/ W. Carey Webb
                                 W.  Carey  Webb,  President  and
Chief Executive Officer

                   SPECIAL POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the Signature Page to this registration statement constitutes and appoints W. Carey Webb and R. Park Newton, III, and each or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments to this registration statement and any and all registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Date:  March 16, 1998                           /s/ W. Carey Webb
                               W. Carey Webb, President and Chief
Executive Officer



Date: March 16, 1998                      /s/ R. Park Newton, III
                               R.  Park Newton, III, Chairman  of
the Board and Director



Date: March 16, 1998                        /s/ Timothy R. Barnes
                               Timothy R. Barnes, Vice President,
Chief Financial
                               Officer  and Principal  Accounting
Officer





Date: March 16, 1998                           /s/ W. Aris Newton
                              W. Aris Newton, Director



Date: March 16, 1998                           /s/ John L. Caskey
                              John L. Caskey, Director

                         EXHIBIT INDEX

Item 8.   Exhibits.

          4A. Employment Agreement between the registrant and W. Carey Webb dated August 15, 1994 (Filed as Exhibit 10(u) to the registrant's Form 10-KSB for the fiscal year ended June 30, 1994 and incorporated herein by reference)

          4B. First Amendment to Employment Agreement between the registrant and Carey Webb dated April 3, 1996 (Filed as Exhibit 10.6 to the registrant's Form 10-KSB for the year ended June 30, 1996 and incorporated herein by reference)

          4C.   Nonqualified Stock Option Agreement  between  the
          registrant and Carey Webb dated February 18, 1998

          4D.   Nonqualified Stock Option Agreement  between  the
          registrant and Aris Newton dated February 18, 1998

          4E.   Nonqualified Stock Option Agreement  between  the
          registrant and John L. Caskey dated February 18, 1998

          4F.   Nonqualified Stock Option Agreement  between  the
          registrant and Aris Newton dated February 18, 1998

          4G.   Nonqualified Stock Option Agreement  between  the
          registrant and John L. Caskey dated February 18, 1998

          5. Opinion of Foley & Lardner as to the legality of the securities to be issued

          23A. Consent of Foley & Lardner (included in Opinion filed as Exhibit 5)

  23B.    Consent of Pender Newkirk & Company

   24. Power of Attorney (included on signature page of this registration statement)